EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

AMBIENT CORPORATION

The undersigned, John J. Joyce, President and Chief Executive Officer of Ambient Corporation, a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.

The name of the Corporation is Ambient Corporation.

2.

The Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 26, 1996.

3.

The first paragraph of Paragraph FOURTH of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

“FOURTH: The Corporation is authorized to issue two classes of stock to be designated respectively as “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue consists of two billion (2,000,000,000) shares of Common Stock and five million (5,000,000) shares of Preferred Stock. Each share of Common Stock and Preferred Stock shall have a par value of $.001.”

4.

This amendment of the Certificate of Incorporation was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this certificate of amendment has been executed as of this 30th day of June 2008.

By:	/s/ John J. Joyce
Name:	John J. Joyce President and Chief Executive Officer
Title: